                                                                   EXHIBIT 10.23



                          Iwerks Entertainment, Inc.
                           4540 West Valerio Street
                           Burbank, California 91505


February 20, 1998


Mr. Charles Goldwater
3603 Dixie Canyon Avenue
Sherman Oaks, California 91423

Dear Mr. Goldwater:

     Iwerks Entertainment, Inc. (the "Company") and you have agreed as follows:

1.   Employment and Services:
     -----------------------

     The Company has employed you as Chairman of the Board, Chief Executive Officer and President, and you have agreed, commencing on February 20, 1998 (the "Commencement Date"), to perform your exclusive and full-time services in that capacity for the Company upon the terms and conditions herein set forth. You shall report directly to the Company's Board of Directors or its duly authorized representatives. All other officers of the Company shall report directly to you or another officer of the Company as designated by you. You shall have all the duties customarily accorded to a Chairman of the Board, Chief Executive Officer and President of a corporation and such additional duties commensurate with your offices as are from time to time delegated to you by the Board of Directors of the Company. You shall devote your business time, energy and efforts faithfully and diligently to promote the Company's interests. You will render your services primarily at the Company's offices which shall be in the Los Angeles metropolitan area and which are presently on West Valerio Street in Burbank, and shall travel on business on a temporary basis to such other places as the Company may direct.

2.   Term:
     ----

     The term of this Agreement shall be the Initial Period and the Additional Period, if the Company's option is exercised, unless sooner terminated.

     a.   Initial Period:  The initial period shall commence on the
          --------------
Commencement Date and continue for a three year period; and

     b.   Additional Period:  The Company shall have the irrevocable option to
          -----------------
extend the Term of this Agreement following the termination of the Initial Period for an additional two year period (the "Additional Period"), upon the same terms and conditions as during the Initial Period. Such option is exercisable by written notice sent on or before August 19, 2000.

     c.   Notice at Expiration of Additional Term.  If the option referred to in
          ---------------------------------------
clause b above is exercised by the Company. at your request, the Company shall provide to you written notice on or prior to August 19, 2002 as to whether it desires to extend the Term beyond the Additional Term.

3.   Salary:
     ------

     As compensation for all your services rendered under this Agreement, and so long as you are not in default of any material obligation, for the period ending June 30, 1999, the Company shall pay you a base salary at an annual rate of $330,000. Commencing on the first day of the fiscal year ending June 30, 1999, your base salary for each fiscal year of the Company during the Term of your employment (including the Initial Term and the Additional Term) shall be increased by an amount equal to 5% of the base salary prevailing during the prior fiscal year of the Company.

     Such compensation shall be payable in equal installments on the Company's regular paydays during the Term subject to the usual and required employee payroll deductions, withholding and reduction to offset payments you receive from governmental agencies or programs, including, but not limited to, State Disability Insurance benefits. (You are obligated to seek such payments or benefits and report them to the Company). The Company is not obligated to actually utilize your services, subject to its obligations set forth in this Agreement.

4.   Performance Bonus:
     -----------------

     Commencing in Fiscal 1999, you will be eligible for a performance based bonus. As soon as practicable following the commencement of your employment hereunder, the Compensation Committee of the Board of Directors in consultation with you will develop a bonus plan to be first implemented for Fiscal 1999 for the benefit of you and the other executive officers of the Company. You will be eligible to receive a bonus in an amount of up to 50% of your then current annual base salary upon achieving 100% of the established performance goals. It is anticipated that the bonus plan will provide bonus payments in amounts less than this percentage if the Company achieves a portion of the stated goals and a percentage greater than 50% (up to an agreed upon maximum contemplated to be set at 100%) if the Company's performance exceeds the stated goals. Performance goals will be established by the Compensation Committee of the Board of Directors after consultation with you during the first quarter of each fiscal year and shall be commensurate with the corresponding bonus targets. It is anticipated that the performance goals will include financial goals for the Company as well as nonfinancial goals for the Company. During the fiscal year ending June 30, 1998 ("Fiscal 1998"), the performance bonus will not be available; however, the Board of Directors will consider the grant of a discretionary bonus based on your performance during the third and fourth quarters of Fiscal 1998.

5.   Stock Options:
     -------------

     The Company will grant to you options to purchase 250,000 shares of common stock of the Company upon commencement of your employment hereunder. Of these 250,000 options, 150,000 options shall be priced at the closing sale price of the Company's common stock on the Nasdaq National Market on February 19, 1998, the date prior to the execution of this Agreement (the

"Closing Price"). Of the remaining options, 50,000 shall be priced at 125% of the Closing Price and 50,000 shall be priced at 150% of the Closing Price. Effective as of the beginning of each fiscal year in which you are employed by the Company (commencing with the fiscal year ending June 30, 2000) and if the Company achieves 100% of the performance goals as established for purposes of the performance bonus described above for the prior fiscal year, you will be granted options to purchase an additional 100,000 shares of common stock at the closing sale price of the common stock on the Nasdaq National Market on the last trading day of such prior fiscal year. If the Company achieves less than 100% of the performance goals for any fiscal year, but you qualify for a bonus under the bonus plan for such fiscal year, you shall be granted options for that number of shares which bears the same ratio to 100,000 as the percentage bonus actually received bears to 50%. If you are awarded a discretionary bonus for the Fiscal 1998, then you shall be granted an additional number of options computed by reference to the following formula: the result obtained by multiplying a fraction where the numerator is a percentage derived by dividing the amount of such bonus by the actual base salary paid to you during Fiscal 1998 and the denominator is 50%, by 41,667. Of the options described herein, 50,000 of the 250,000 initially granted pursuant to the terms of this Agreement shall vest upon execution of this Agreement. All other options described herein shall vest in equal monthly installments over four years from the date of grant. All options described herein shall be subject to accelerated vesting as described below under "Severance Arrangements" and "Change of Control." All options shall terminate on the earlier to occur of three years from the date of your termination of employment and ten years from the date of grant.

6.   Benefits:
     --------

     During the period for which the Company actually utilizes your services and so long as you are not in default of any material obligation:

     a. Vacation. You shall be entitled to four weeks paid vacation for each calendar year during your employment; provided, however, that vacation shall
                                      --------  -------
only be taken at such times as not to interfere with the necessary performance of your duties and obligations under this Agreement. Vacation time shall accrue
and may be carried over only in accordance with Company policy.   It shall be
your responsibility to schedule and take all accrued vacation prior to the expiration of the Term hereof.

     b. Automobile. The Company shall provide you with an automobile allowance in an amount equal to $ 1,000.00 per month.

     c. Reimbursement. You shall be entitled to reimbursement from the Company for the reasonable costs and expenses (including first class air and airport sedan service) incurred in connection with the performance of the duties and obligations provided for in this Agreement (including the cost of a cellular
phone to the extent used for Company business).   Reimbursement shall be paid
upon prompt presentation of expense statements or vouchers and such other supporting information as the Company may from time to time require.

     d. Other Benefits; Insurance. During the term of your employment under this Agreement, if and to the extent eligible, you shall be entitled to participate in all operative employee

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benefit and welfare plans of the Company then in effect ("Company Officer
Benefit Plans"), including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis generally applicable to the executives of the Company; provided, however, that nothing
                                             --------  -------
contained in this Section 6 shall, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing or otherwise terminating, any Company Officer Benefit Plan at any time (whether during or after the Term hereof). In addition (assuming you are of reasonable health and that such insurance can be obtained for reasonable cost, the Company shall provide you a $1,000,000 term life insurance policy for the benefit of beneficiaries from time to time designated by you. The Company shall use its commercially reasonable efforts to obtain any waivers of any applicable waiting periods under all of the Company Officer Benefit Plans from the insurer or, if applicable, administrator of the plan.

7.   Severance Arrangements:
     ----------------------

     In the event of a termination not "for cause" or a "defacto termination", (either prior to or at the expiration of the Initial Term or Additional Term, as applicable (i.e. whether you are terminated during the Initial Term or the Additional Term, as applicable, or your employment is terminated as a result of the Company's failure to renew your employment at the end of the Initial Term or Additional Term, as applicable), you will be entitled to receive the following (the "Severance Amount"): (i) a cash amount equal to the base salary which would have been payable to you over the remaining Term (but not less than 18 months), as computed based on your base salary at the date of notice of termination, (ii) a cash amount equal to the pro rated portion (based on time served) of the performance bonus which would have been paid to you under the performance bonus plan for the fiscal year in which the termination occurs, if your employment had continued through the end of the fiscal year and the Company had achieved 100% of its scheduled performance goals, and (iii) the automobile allowance, (iv) COBRA benefits for you and your family (medical and dental, if applicable), and (v) other applicable benefits under other Company Officer Benefit Plans for the remaining Term (but not less than 18 months). In addition, if termination occurs for any of the foregoing reasons prior to or at the expiration of the Initial Term or Additional Term, as applicable, all of the stock options then held by you which would vest during the remainder of the Initial Term or Additional Term, as applicable, and during the 12 months thereafter, shall become vested and immediately exercisable and the time for exercise shall be extended until the expiration of three years from the date of termination of employment. Notwithstanding the foregoing, (x) if a termination giving rise to an obligation by the Company to pay the Severance Amount occurs at any time during the Initial Term or upon the expiration of the Initial Term, each reference to 18 months above shall be deemed to refer to 24 months, and (y) if during the fiscal year in which a termination giving rise to an obligation by the Company to pay the Severance Amount occurs the Company achieves 100% of its scheduled performance goals, the Company shall pay to you 100% of the performance bonus (in lieu of the pro rated portion referred to above) as part of the Severance Amount. The amounts payable to you pursuant to this Section 7 shall be paid to you within 10 days of your termination

     "For cause" is defined to mean (a) an act of fraud, embezzlement or similar conduct by you involving the Company, (b) any action by you involving your arrest for violation of any criminal statute constituting a felony or a misdemeanor involving moral turpitude if the Board of Directors reasonably determines that the continuation of your employment after such event would have an adverse impact on the operations or reputation of the Company in the financial community, (c) gross misconduct or habitual negligence in the performance of your duties, (d) an act constituting a breach of your fiduciary duty to the Company under the Delaware General Corporation Law, or (e) a continuing, repeated and willful failure or refusal by you to perform your duties. A "defacto termination" is defined to include any of the following events: (a) the Company reduces your base salary in an aggregate amount in excess of 10% from that paid in the prior fiscal year, except as part of a general reduction of compensation of executive officers, (b) the Company fails to cause you to remain an executive officer of the Company, (c) you were not afforded the authority, powers, responsibilities and privileges customarily accorded to an executive with your title, or (d) the Company requires your primary services to be rendered in an area other than the Company's principal offices in the greater Los Angeles metropolitan area.

8.   Change in Control:
     -----------------

     If there is a "change in control" of the Company during the Initial Term or the Additional Term, as applicable, upon the expiration of 90 days (or such longer period as is then mutually agreeable to you and the Company) following the date of such Change in Control (if you are requested to serve during such period) and for a 180 day period thereafter you shall be entitled to terminate your employment by delivery of written notice and receive (i) a cash amount equal to the base salary which would have been payable to you over the remaining Term (but not less than 24 months), as computed based on your base salary at the date of notice of termination, (ii) a cash amount equal to the performance bonus which would have been paid to you under the performance bonus plan for the fiscal year in which the termination occurs, if your employment had continued through the end of the fiscal year and the Company had achieved 100% of its scheduled performance goals, and (iii) the automobile allowance, (iv) COBRA benefits for you and your family (medical and dental, if applicable), and (v) other applicable benefits under other Company Officer Benefit Plans for the remaining Term (but not less than 24 months). In addition, all options held by you on the date of the Change in Control which are unvested shall vest and become exercisable at the time of the Change in Control and will remain exercisable (if they are not terminated as a result of the Change in Control) for a period ending at the end of the third year following the date of such Change in Control. Nothing contained in this Section 8 shall modify or alter the Company's obligations under Paragraph 7 above with respect to termination without cause or defacto termination during the period following a Change in Control; provided, however, if a termination without cause or a defacto termination occurs between the date of a Change in Control and the expiration of the period in which you are entitled to terminate your employment pursuant to this Section 8, the Severance Amount payable to you shall be the benefits
described in this Section 8 and not the benefits described in Section 7.   The
amounts payable to you pursuant to this Section 8 shall be paid to you within 10 days of your termination.

     A "change in control" is defined to mean (a) the acquisition by any individual, entity or group (within the meaning of the Exchange Act of 1934, as amended) of 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors,
(b) a liquidation, dissolution, reorganization, merger or consolidation of the Company, except where (i) more than 60% of the combined voting power of the then outstanding voting securities of the resulting corporation entitled to vote in the election of directors shall be owned by substantially all of the persons who were owners immediately prior to such event in substantially the same proportions as their respective ownership immediately prior to such event, or (ii) no person owns 25% or more of the combined voting power of the resulting corporation, or (iii) at least a majority of the members of the Board of Directors shall have been members of the Board of Directors at the time of the execution of the initial agreement providing for such event, or (c) a change in the membership of the Board of Directors such that the directors sitting on the Board of Directors on the effective date of this Agreement cease to constitute at least a majority of the Board of Directors following the event.

9.   No Mitigation:
     -------------

     The payments required to be paid to you by the Company pursuant to Sections 7 and 8 shall not be reduced by or mitigated by amounts which you earn or are capable of earning during any period following your termination date.

10.  Indemnification:
     ---------------

     The Company and you are parties to an Indemnification Agreement, pursuant to which, inter alia, the Company has agreed, on the terms and conditions
          ----- ----
therein set forth, to indemnify you against certain claims arising by reason of the fact that you were an officer or director of the Company.

11.  Trade Secrets:
     -------------

     The Company and you are parties to a separate confidentiality agreement in a form which is required of all employees pursuant to the Company's personnel policies.

12.  Injunctive Relief
     -----------------

     You hereby recognize, acknowledge and agree that in the event of any material breach by you of any of your covenants, agreements, duties or obligations hereunder, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. You therefore agree that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any material breach by you of any of the covenants, agreements, duties or obligations hereunder, and after written notice is provided to you with a reasonable opportunity to cure, the Company or its subsidiaries shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company or its subsidiaries or any of the covenants, agreements, duties or obligations of you hereunder, or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or its subsidiaries thereof resulting therefrom; provided, however, that nothing contained in this
Section 12 shall be deemed or construed in any manner whatsoever as a waiver by the Company or its subsidiaries of any of the rights which any of them may have against you at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by you of any of your covenants, agreements, duties or obligations hereunder.

13.  Survivability:
     -------------

     Without prejudice to the survival of any of your other rights or obligations and/or any of the Company's other rights or obligations, you and we expressly acknowledge that your obligations and/or the Company's rights under paragraphs 7, 8, 9, 12 and 13 will survive the expiration or termination of this Agreement.

14.  Notices:
     -------

     All notices, requests, consents and other communications required or permitted to be given hereunder shall be written and shall be deemed to have been duly given if delivered personally or sent by prepared telegram, by facsimile, or mailed first-class, postage prepaid, as follows:

     Employee:           Mr. Charles Goldwater
                         3603 Dixie Canyon Avenue
                         Sherman Oaks, California 91423

     with a copy to:     Scott Edel, Esq.
                         11620 Wilshire Blvd
                         Suite 230
                         Los Angeles, California 90025

     the Company:        Iwerks Entertainment, Inc.
                         4540 West Valerio Street
                         Burbank, California 91505

     with a copy to:     Troop Meisinger Steuber & Pasich LLP
                         10940 Wilshire Boulevard, Suite 800
                         Los Angeles, California 90024
                         Attn:  C.N. Franklin Reddick III, Esq.

or at such other addresses as either party may specify by written notice to the other.

15.  General:
     -------

     a. During the Term of this Agreement, except within the final one hundred eighty (180) days of the Term or a Change in Control (whichever is the first to occur), you shall not seek, or negotiate for, employment other than with the Company.

     b. This Agreement sets forth the entire agreement and understanding of the parties hereto, and, effective on the Commencement Date hereof, supersedes all prior agreements, arrangements, and understandings. No representation, promise or inducement has been made by either party that is not embodied in this Agreement.

     c. Nothing herein contained shall be construed so as to require the commission of any act contrary to law. Wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event any compensation payable hereunder shall be in excess of the amount permitted by any statute, law, ordinance or regulation, payment of the maximum amount allowed thereby shall constitute full compliance by the Company with the payment requirements of this Agreement.

     d. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     e. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

     f. This Agreement and all obligations and benefits of you and the Company hereunder shall bind and inure to the benefit of you and the Company and your and the Company's respective affiliates, successors and assigns; provided, however, you shall not be entitled to assign any of your obligations under this Agreement and the Company's right to assign this Agreement is subject to the provisions of Section 8 hereof.

     g. No amendment or waiver of any term or provision of this Agreement shall be effective unless made in writing. Any written amendment or waiver shall be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and shall not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance.

     h. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without regard to the conflict of laws principles thereof.

     i. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     j. You have read this Agreement, fully understand its contents and terms, and have had the opportunity to ask the Company about any questions, concerns or issues you may have in connection with the Agreement or the terms of the Agreement. You also have had the opportunity, and taken it to the extent you choose, to consult legal counsel or any other advisers of your choice in connection with this Agreement.

                                    Very truly yours,

                                    IWERKS ENTERTAINMENT, INC.



                                    By:        /s/ Don Iwerks
                                       -----------------------------------------
                                         Don Iwerks
                                         Director

AGREED:


    /s/ Charles Goldwater
------------------------------------
CHARLES GOLDWATER

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